HINTO ENERGY, INC.
                        Oil production begins in Montana

DENVER, CO, October 22, 2013, HINTO ENERGY, INC. (OTCQB: HENI) announces the commencement of oil producing operations at its Mason Lakes oil field in Musselshell County, Montana.

George Harris, the Company's Chief Executive Officer, remarked, "We are extremely pleased to begin producing oil from these recently acquired wells and oil leases in Montana. After working over the field, we have been able to bring our water source, water injection and production wells on line. Initial fluids production is approximately 500 barrels per day with an oil cut of 5 to 10 percent. The Company is exploring enhancements to pumping methods to further increase fluids production."

In addition to current production, the management believes that the Mason Lake leases provide significant potential for the drilling of additional oil wells. The Company is continuing to evaluate opportunities to expand its lease holdings in the Musselshell County area.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with properties in both Utah and Montana. The Company is based in Arvada, Colorado.

Notice Regarding Forward-Looking Statements
-------------------------------------------

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick, Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.com